Exhibit 99.2

TERMS OF EMPLOYMENT OFFER

POSITION

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer. Subject to the provisions listed in the “General Terms” section below, your start date will be July 1, 2014 and you will assume the responsibilities of EVP & CFO effective August 1, 2014.

CASH COMPENSATION

Your semi-monthly compensation for this position will be $33,333.33 (which when annualized will equal approximately $800,000.00). In addition to this base compensation, you will be eligible to participate in our Management Incentive Plan, which would target you for a bonus of 70% of your eligible base salary earnings, based on the achievement of corporate performance objectives. Actual awards are determined by the Compensation Committee in its sole discretion and are paid annually, typically during the first quarter of the following year. The award may be at, above or below the target level, but you can potentially earn up to 200% of your target award based upon achievement of objectives.

Provided you start your employment with Celgene on or before July 1, 2014 and are actively employed with Celgene through December 31, 2014, your target 2014 bonus to be paid in the first quarter of 2015 will be $560,000, which reflects 70% of your annualized base salary.

LONG-TERM INCENTIVE PLAN

You will be eligible to participate in Celgene’s Long Term Incentive Plan (LTIP) at a target of 100% of your annualized base salary. Payouts under the LTIP can range from 0% to 200% of target, based on the achievement of established goals as determined by the Compensation Committee.

You will be eligible for the following LTIP Plan Cycles on a pro-rata basis: The 2013-2015 Plan and the 2014-2016 Plan. Proration is calculated based on the number of completed months of participation in each cycle. With an anticipated new hire date of July 1, 2014, you will have a total of 18 months in the 2013-2015 Plan and 30 months in the 2014-2016 Plan.

EQUITY COMPENSATION

As a new employee, you will receive a one-time grant of stock options to purchase 50,000 shares of Celgene common stock, at the fair market value on date of grant. The options will have a ten-year term and vest over the first four years, i.e., 25% on each anniversary of the grant. These and all other conditions surrounding the grant have been approved by the Compensation Committee of the Board of Directors or its delegate outlined in the Celgene Corporation 2008 Stock Incentive Plan (Amended and Restated as of April 17, 2013).

You will also be eligible to receive a one-time grant of 30,000 Restricted Stock Units (RSUs). These RSUs will fully vest (100%) on the third anniversary of the grant. Such stock options and RSUs will be issued on the first trading day of the month following your date of hire. These and all other conditions surrounding the grants are outlined in Stock Option & Restricted Stock Unit Award Documents and Stock Option & Restricted Stock Unit Agreements that must be accepted as a condition of the grants.

Please note that the stock option and RSU grant amounts detailed above are reflective of pre-split amounts. If stockholders approve Celgene’s 2-for-1 forward split at the Annual Meeting of Stockholders, currently scheduled for June 18, 2014, and your new hire grant occurs after the split is effected, the stock option and RSU amounts detailed above will correspondingly double.

Additionally, pursuant to approval by the Compensation Committee of the Board of Directors, you will be eligible for participation in Celgene’s on-going equity program. Provided you start employment with Celgene no later than July 1, 2014, you will be eligible for the next quarterly grant after 90 days of employment.

ADDITIONAL PROGRAMS

Health and Welfare Benefits: You will be eligible to participate in all Celgene comprehensive US health and welfare benefit programs on the first day of the month following your date of employment. Information on your Celgene benefits package will be provided under separate cover.

Deferred Compensation Plan: Celgene maintains a Deferred Compensation Plan for a select group of employees. You will be notified when you are eligible to begin participating in the Plan. Enrollment occurs semi-annually, typically at the end of the second quarter and again at the end of the fourth quarter. Information regarding the Plan, your investment options and how to enroll will be available from Celgene’s deferred compensation provider in advance of the enrollment period.

Financial and Tax Planning: You will be eligible for reimbursement up to $15,000 per calendar year for Financial and Tax planning assistance.

Severance Compensation: If your employment is terminated by Celgene at any time, other than for cause, we will pay you severance compensation in an amount equal to twelve months’ base salary and bonus at target, plus continuation of medical and dental benefits at active employee rates, less applicable taxes.

In the event of “double-trigger” circumstance resulting from a change in control, you will be paid an amount equal to eighteen months’ base salary and bonus at target, plus continuation of medical and dental benefits at active employee rates, less applicable taxes, and your unvested stock options and RSUs will fully vest. Additionally, in the event of change in control, under a modified economic cutback, your change in control-related payments would be reduced to avoid the 280G excise tax if the result would be economically beneficial to you. Double-trigger shall mean that there is a change in control AND your position is eliminated, your duties/responsibilities/compensation are significantly reduced or your primary place of work is relocated greater than 50 miles from your current work location within two years of the change in control.

Paid Time Off: You will be eligible for four (4) weeks of vacation and three (3) personal days annually.

Retirement Benefits: You will be eligible to participate in Celgene’s 401(k) Plan on the first day of the month following your date of employment.

GENERAL TERMS

You will also be subject to certain terms and conditions of employment commensurate with your role as Chief Financial Officer, as deemed appropriate by the Compensation Committee in its sole discretion.

The contents of this offer letter do not constitute a contractual guarantee of employment for any specific duration of time. Your employment relationship with Celgene is AT-WILL which means that either you or Celgene can terminate the relationship at any time for any reason with or without cause. Except as otherwise provided herein, the information regarding employee benefits contained in this offer letter are subject to the terms and conditions of Celgene’s written plan documents which provide that Celgene retains the right to alter, amend or eliminate said benefits in its sole discretion.

The terms of the offer are outlined above and are contingent on completion of satisfactory employment and associated references, background check and drug screen. You will receive information regarding the drug screen via email from eScreen following the acceptance of your offer and return of the completed documents. In addition, all employees are required to sign an ‘Inventions and Confidential Information Agreement” upon the start of their employment. Current Federal regulations require you to furnish proof of your right to work in the United States. These documents must be submitted on your first day of work.

With my best regards,

/s/ Robert J. Hugin

/s/ P. Kellogg
I Accept the offer as outlined above

5/21/2014
Date